Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-219704 and 333-219705 on Form S-3 and Registration Statement Nos. 333-170451, 333-217679, 333-170448, 333-170452, and 333-203714 on Form S-8 of our reports dated February 19, 2019, relating to the consolidated financial statements and financial statement schedule of Black Hills Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota

February 19, 2019